EXHIBIT 99.1

                          STATIA TERMINALS GROUP N. V.
                                  P.O. BOX 170
                       ST. EUSTATIUS, NETHERLANDS ANTILLES
                            TELEPHONE: 011-599-382300
                               FAX: 011-599-382259

4:00 P.M. EST
FOR IMMEDIATE RELEASE                         Contact:
                                                     Mr. Thomas M. Thompson, Jr.
                                                     Telephone:  (954) 698-0705

                STATIA TERMINALS GROUP ANNOUNCES REGISTRATION FOR
                     INITIAL PUBLIC OFFERING OF COMMON STOCK

         DEERFIELD BEACH, FLORIDA, February 12, 1999 -- Statia Terminals Group N.V. (the "Company") announced today that it has filed documents with the Securities and Exchange Commission to sell 7.6 million common shares (exclusive of an over allotment option available to underwriters for an additional 760,000 shares) in its initial equity public offering. The offering price is expected to be between $19.50 and $20.50 per share, raising approximately $152 million. The common shares are expected to pay dividends of $0.45 per share per quarter and yield approximately 9% per annum. The Company will use the proceeds to redeem a portion of the 11-3/4% First Mortgage Notes previously co-issued by two subsidiaries, Statia Terminals International N.V. and Statia Terminals Canada, Incorporated, and other purposes.

         Preliminary marketing of the common shares is expected to commence in late March and trading to begin by mid-April 1999. The Company has applied to list the common shares on The New York Stock Exchange under the symbol "STV." Bear, Stearns & Co. Inc., Morgan Stanley Dean Witter, Prudential Securities and Dain Rauscher Wessels are acting as underwriters for the offering. When available, copies of the prospectus may be obtained from the joint bookrunning managers Bear, Stearns & Co. Inc. at 245 Park Avenue, New York, New York 10167 and Morgan Stanley Dean Witter at 1585 Broadway, New York, New York 10036.

         The Company provides storage, blending, processing and other terminaling services for crude oil, refined products and other bulk liquids to crude oil producers, integrated oil companies, traders, refiners, petrochemical companies and others at its facilities located on the island of St. Eustatius, Netherlands Antilles, and at Point Tupper, Nova Scotia, Canada. The Company's facilities, with their deep-water


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ports, can accommodate substantially all of
the world's largest oil tankers. In connection with its terminaling activities, Statia also provides value-added services, including delivery of bunker fuels to vessels, other petroleum product sales, emergency and spill response services, and ship services. The Company is headquartered in Curacao, Netherlands Antilles, and maintains an administrative office in Deerfield Beach, Florida.

NOTE: A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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